Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statements No. 333-161368, 333-143702, 333-123083, and 333-116498 on Form S-8 of our report dated April 12, 2012, relating to the financial statements of Vidable, Inc., which appear in this Annual Report on Form 10-K of Vidable, Inc. for the years ended December 31, 2011 and 2010.

/s/ Gruber & Company, LLC

Gruber & Company, LLC
Lake St. Louis, Missouri

April 16, 2012